SUB-ITEM 77Q3

AIM Short Term Bond Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 1/31/2009
File number: 811-05686
Series No.:  10

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                   $1,646
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class C                   $2,349
        Class R                   $   48
        Class Y                   $   14
        Institutional Class       $2,634


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                   0.3184
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class C                   0.3071
        Class R                   0.3075
        Class Y                   0.1917
        Institutional Class       0.3325


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                    5,536
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class C                    6,906
        Class R                      142
        Class Y                       68
        Institutional Class        7,567


74V.  1 Net asset value per share (to nearest cent)
        Class A                    $8.44
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class C                    $8.44
        Class R                    $8.45
        Class Y                    $8.44
        Institutional Class        $8.45